As filed with the Securities and Exchange Commission on January 20, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Arbe Robotics Ltd.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Arbe Robotics Ltd. HaHashmonaim St. 107 Tel Aviv-Yafo Israel	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

(212) 947-7200

(Telephone number, including area code, of agent for service)

With copies to:

Yonatan Haimi Erenriech, Adv. Shay Dayan, Adv. Lior Etgar, Adv. Erdinast, Ben Nathan, Toledano & Co. with Hamburger Evron 4 Berkowitz Street Tel Aviv, 6423806, Israel +972 (3)-7770111	Richard Anslow, Esq. Jonathan Deblinger, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105 Phone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED January 20, 2026

6,044,071 Ordinary Shares

Arbe Robotics Ltd.

Nasdaq and Tel Aviv Stock Exchange Symbol ARBE

This prospectus relates to the issuance by us of an aggregate of 6,044,071 ordinary shares of Arbe Robotics Ltd. upon conversion of our debentures in the aggregate principal amount of NIS 57,600,000 (approximately $18 million according to the NIS to US dollars exchange rate at or about the Issuance Date) that were issued on December 29, 2025 (“Issuance Date”) pursuant to a deed of trust (the “Deed of Trust”) dated May 30, 2024, as amended on March 20, 2025 and on December 17, 2025, by and between us and Mishmeret Trust Company Ltd., as trustee (the “Trustee”). The terms of the debentures are described under “Description of Debentures.”

Our ordinary shares are listed on Nasdaq and the Tel Aviv Stock Exchange (“TASE”) under the symbol “ARBE.” Our warrants are listed on Nasdaq under the symbol ARBEW. The debentures are not traded in the United States and are traded solely on the TASE under the symbol ARBE.C1. On January 19, 2026, the closing prices for our ordinary shares on the Nasdaq Stock Market was $1.14 per share.

We are a “foreign private issuer,” and an “emerging growth company” each as defined under the United States federal securities laws, and, as such, we are subject to reduced public company reporting requirements. See the captions “Our Status as a Foreign Private Issuer under the Exchange Act” and “Our Status as an Emerging Grown Company” in Item 4 “Information on the Company” in our 2024 Annual Report for additional information.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS BEFORE INVESTING IN ANY OF OUR SECURITIES.

None of the Securities and Exchange Commission, the Israel Securities Authority or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2026.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, we have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS

Please read this prospectus and the documents incorporated by reference herein carefully. These documents describe our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed or incorporated by reference in this prospectus, other than the information and representations contained or incorporated by reference in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any ordinary shares in any jurisdiction where the offer is not permitted. This prospectus will not be updated and made available for delivery except to the extent required by the federal securities laws.

We are responsible for the disclosure in this prospectus. However, this prospectus (including the documents incorporated by reference herein) includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. Such information contained or incorporated by reference herein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited or incorporated by reference in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Arbe,” “the Company” and “our company” refer to Arbe Robotics Ltd. The term “ordinary shares” refers to our ordinary shares, par value NIS 0.000216 per share. NIS refers to New Israeli Shekels and $ refers to United States dollars. In this prospectus, unless otherwise explicitly written, the conversion of NIS to US dollars is based on the base rate of NIS 3.675 for $1.00, which is the exchange rate at or about the date of the Deed of Trust.

References to our 2024 Annual Report relate to our Annual Report on Form 20-F, which was filed with the SEC on March 28, 2025.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference in this prospectus contain and will contain “forward-looking statements” that are subject to risks and uncertainties. Statements that are not historical facts, including statements about us and the transactions contemplated by this offering and our perspectives and expectations, are forward-looking statements. Such statements include, but are not limited to, statements regarding possible or anticipated future results of our business, financial condition, results of operations, liquidity, plans and objectives. The words “expect,” “believe,” “estimate,” “intend,” “plan,” “anticipate,” “project,” “may,” “will,” “could,” “should,” “potential” and similar words or expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, assumptions (including assumptions about general economic, market, industry, and operational factors and hostilities involving Israel and the international response and reaction to such hostilities), known or unknown, which could cause the actual results to vary materially from those indicated or anticipated.

The statements contained in this prospectus and the material incorporated by reference in the prospectus regarding the following matters are forward-looking by their nature:

●	Our expectation that radars are crucial to the automotive industry and will be deployed in nearly all new vehicles as a long range, cost-effective sensor with the fewest environmental limitations;

●	Our belief that we will meet the release conditions which will result in the release from escrow of the proceeds from the sale of the debentures by December 31, 2026, the date by which the conditions must be satisfied in order for the proceeds held in escrow to be released to us and that we will comply with the financial and other covenants set forth in the Deed of Trust. See “Description of debentures,” which begins on page 4;

●	Our belief that our radar chipset heralds a breakthrough in radar technology that will enable Tier 1 manufacturers and OEMs to replace the current radars with an advanced solution that meets the safety requirements of Euro New Car Assessment Program (“Euro-NCAP”), the current United States National Highway Traffic Safety Administration (“NHTSA”) the Chinese regulation association State administration for market regulation (“and “SMAR”) vehicle safety standard that will make automatic emergency braking (AEB), including pedestrian AEB, standard on all passenger cars and light trucks.

●	Our belief that automakers will choose to integrate advanced driver assistance systems (ADAS L2+/L3) based on several technologies simultaneously (imaging radar, camera and optionally LiDAR), and that it is likely that this trend of integrating technologies into vehicles will continue in the coming years;

●	Our belief that our 4D HD imaging radar technology holds significant advantages for a fusion with camera over alternative technologies such as LiDAR laser systems and over current-generation radar technologies that are on the market presently or have been announced for development;

●	Our belief that our ground-breaking technology that contains an advanced processor, consumes relatively low amounts of energy and can scan a vehicle’s environment at an exceptionally high resolution in real-time, and identify objects and distinguish between them with great long-range accuracy and a wide field of view, differentiates us and will enable us to successfully compete and develop and maintain a leadership position in its target markets;

●	Our expectation that our marketing strategy, primarily targeted at Tier 1 manufacturers, will foster cooperation with Tier 1 suppliers to integrate our radar chipsets into their radar systems to be sold to OEMs and that the Tier 1 suppliers that use our radar chipsets will be successful in marketing the systems to automakers;

●	Our belief that our engagement of Global Foundries for the manufacturing and supply chain management will provide us with a more secure path in production for quality control and reliability for automotive requirements;

●	Our belief that as automakers seek to develop hands off/eyes off driving, perception and imaging radar will become a critical ingredient and that our radar chipset will meet this need;

●	Our belief that certain operational or registration requirements for some autonomous functions will be removed as state regulators gain better experience with the technology;

●	Our expectation that awareness among automakers and vehicle owners of the importance and benefits of installing ADAS and partial autonomous driving L2+/L3 (even in the absence of binding regulation) has increased, and that it is likely that in the future, the vast majority of new vehicles will be equipped with these systems;

●	Our belief that our radar chipset solution will make it possible to enable the launch of an autonomous vehicle and will be the primary sensor for autonomous driving in the retail market in tandem with a camera;

●	Our belief that our existing infrastructure positions us to capitalize on regulatory changes pertaining to required installation of traffic accident prevention systems in general, and radar systems in particular, which is expected to increase the demand for the technology and products that we are developing; and

●	Our belief that an increased demand for autonomous vehicles and the transition to mass production of Level 2+ and higher autonomous vehicles, requiring advanced systems for automatically integrating vehicles in traffic and preventing traffic accidents, is expected to increase the demand for products in our field of activity in the time frame we anticipate;

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions, and expectations of future performance, taking into account the information currently available to us. These statements are based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks described under “Risk Factors” referred to in Section 3.5 of this Prospectus.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this annual report, to confirm these statements to actual results or to changes in our expectations.

THE COMPANY

We are a provider of 4D HD imaging radar solutions, and we are leading a radar revolution, enabling safe driver-assist systems today while paving the way for fully autonomous driving in the future. We are a Tier 2 supplier, empowering Tier-1 companies, which are companies that supply parts or systems directly to OEMs (car manufacturers), autonomous ground vehicles, commercial and industrial vehicles, and a wide array of safety applications with next-generation sensing based on our proprietary chipset and perception algorithms. While the role of automotive radars in the traditional perception paradigm was limited to “legacy ADAS features”, such as Adaptive Cruise Control (ACC) and Automatic Emergency Braking (AEB), the introduction of our HD imaging radar with its a high channel count delivers an order of magnitude better native resolution than existing radar solutions profoundly changes this paradigm, making the radar a key player in the overall driving solution including hands-free and eyes-off features. We believe that our HD imaging radar is essential for Level 2+ and higher levels of autonomy.

We provide long-range high resolution in 4D - the distance, the angular measurement of objects, both horizontally and vertically, and their relative speed. This is designed to enable the vehicle to determine the exact location and shape of objects. For example, it could determine whether a stationary object in front of a vehicle is a manhole cover you can drive over or a guardrail you need to avoid. Our 4D HD imaging radar is the world’s first radar to separate, track and identify objects in any weather or lighting condition using a 2K virtual channel array. Radar resolution without false alarm (“grating lobes”) is determined by the number of channels, much like camera resolution is defined by pixels. Traditional automotive radars offered in the range of 16 channels, and advanced radars reach approximately 200 channels. We have made a groundbreaking leap, delivering a 2,304-channel array, which we believe is ten more channels than leading alternatives, thereby-providing unparalleled resolution and performance, with ultra-high resolution in both azimuth and elevation, delivering an image that we believe is 100 times more detailed than any commercial radar presently on the market. We achieve this capability with our proprietary RF chipset and a groundbreaking radar processor chip, the first dedicated processor designed specifically for the performance and power saving requirements of the automotive industry.

Through our state-of-the-art analysis of the vehicle’s surroundings, we believe that our cutting-edge radar chipset incorporates the first radar technology detailed enough to enhance the OEM’s perception algorithms, elevating L2+ and higher applications from nice-to-have comfort solutions to must-have safety features. The data captured by our perception radar, based on our chipset technology, has the fidelity, richness and resolution to support artificial intelligence algorithms that identify, classify and track objects to create a full free space map ahead of the vehicle based on radar data only, as well as an analysis of the evolving hazards sensed by the radars.

For more information on our business, see Item 4 “Information on the Company” in our 2024 Annual Report.

Our Organization

We are an Israeli corporation founded on November 4, 2015. The mailing address for our principal executive office is 107 HaHashmonaim St., Tel Aviv-Yafo, Israel. Our telephone number is +972-73-7969804, ext. 200. Our website is https://arberobotics.com/. Information contained on, or that can be accessed through, our website or any other website is expressly not incorporated by reference into and is not a part of this prospectus.

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. In addition, the Nasdaq listing rules provide that a foreign private issuer may follow the practices of its home country, which for us is Israel, rather than the Nasdaq rules as to certain corporate governance requirements. Currently, we do not plan to rely on the home company exemption other than with respect to the following: (i) the quorum requirements; (ii) the home country exception from the Nasdaq requirement for obtaining shareholder approval for certain issuances of 20% or more of our ordinary shares; (iii) we are not sending annual reports or proxy materials to our shareholders, since Israeli law does not require us to distributes such documents directly to our shareholders, however we do make available those documents through our public website; (iv) we are not requiring shareholder approval with respect to our equity-based compensation plans, as we follow Israeli corporate governance practice which requires to obtain only the approval of the board of directors for the adoption or amendment of our equity-based compensation plans. Our Restated Articles provide that two shareholders holding 25% of the voting shares constitute a quorum, as contrasted with the Nasdaq requirement of one-third of a company’s outstanding voting securities. Israeli law has no requirement for obtaining shareholder approval for the issuance of 20% or more of our ordinary shares, and, accordingly, we are able to issue more than 20% of our ordinary shares without shareholder approval, including issuances which would otherwise require shareholder approval under the Nasdaq regulations. This exception does not apply to increases in our authorized capital stock or the issuance of preferred shares both of which requires shareholder approval under Israeli law.

As a company with less than US$1.235 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies.

For information relating to our status as a foreign private issuer and an emerging growth company see the captions “Our Status as a Foreign Private Issuer under the Exchange Act” and “Our Status as an Emerging Grown Company” in Item 4 “Information on the Company” in our 2024 Annual Report.

RISK FACTORS

Investing in our ordinary shares involves risks. You should carefully consider the risk factors set forth in our 2024 Annual Report incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Relating to the Debentures

Because the proceeds from the sale of the debentures are held in escrow, if we do not meet the release conditions by December 31, 2026, we will not receive the proceeds from the sale of the debentures unless the debentures are converted prior to such date.

The proceeds from the issuance of the debentures are held in escrow pursuant to the terms of the Deed of Trust and will not be released unless we meet the release conditions by December 31, 2026. The release conditions are as follows:

●	We win a tender or contract to supply our products as a single supplier of chips of Imaging Radar (directly or through one of the international Tier 1 manufacturers) to one of ten named major automobile manufacturers.

●	The average closing trading prices of our ordinary shares on Nasdaq is not less than $3.10 per share during 30 consecutive trading days, and the average combined trading volume on NASDAQ and TASE during such 30 trading days is at least 300,000 shares per day.

●	The closing price of our ordinary shares on Nasdaq, on the date we present to the Trustee the documents attesting to the fulfillment of the abovementioned release conditions is not less than $3.10.

If we do not meet the release conditions by December 31, 2026, we will be required to effect an early redemption of the debentures, which will result in the use of the funds in the escrow account to pay the debentures, and we will be required to pay to the Trustee any additional amounts as are required to pay the interest on the debentures and any additional payment due as a result of a differential in the exchange rate.

Because the amount of the principal of and interest on the debentures we are required to pay, are subject to change in the exchange rate of the NIS and US dollars, we may pay interest and principal in excess of the stated amount.

We issued debentures in the aggregate principal amount of NIS 57,600,000 (approximately $18 million according to the NIS to US dollars exchange rate at or about the Issuance Date). We paid interest on the debentures at the stated annual rate of 6.5% until December 31, 2025 and will pay insert of 4.35% of the principal amount starting January 1, 2026. Although the debentures are denominated in NIS, the principal and interest are indexed to the US dollar, with the result that if on any date that interest or principal is payable, the exchange rate is different from the base rate, which is NIS 3.675 for $1.00, any increase or decrease in the exchange rate from the base rate will result in a proportional increase or decrease in the amount of the interest or principal payment, as applicable. The indexing method will not change during the term of the debentures. In the event of any increase in the exchange rate, we would be required to pay an interest rate which is effectively greater than 4.35% of the principle amount and we would pay the principal amount of debentures in NIS at a premium over the stated principal amount of the debentures.

If you convert your debentures, we cannot assure you that you will be able to sell the ordinary shares at a price which is not less than the conversion price.

The debentures are convertible at a conversion price of NIS 9.53 (approximately $2.95 according to the NIS to US dollars exchange rate at or about the Issuance Date), which is greater than the market price of our ordinary shares on the date of the Deed of Trust. The price of our ordinary shares has fluctuated since our ordinary shares became publicly traded, and we cannot assure you that if you sell the ordinary shares issued upon conversion of your debentures, you will be able to receive a price which is not less than the conversion price. Further, the issuance and possible sale of the ordinary shares issuable pursuant to this prospectus may have a negative effect on the market price of our ordinary shares.

If we fail to comply with the financial covenants set forth in the Deed of Trust, we may be required to repay the debentures.

The Deed of Trust requires us to comply with two covenants as long as the debentures are outstanding:

●	Our shareholders’ equity shall not fall below $5 million as of the last day of two consecutive quarters.

●	We shall have cash, cash equivalents and short term deposits of not less than $5 million as of the last day of one quarter.

If we fail to comply with these covenants or certain other covenants in the Deed of Trust, including the failure of the debentures to be listed on the TASE, the holders of the debentures may require us to prepay the debentures. See “Description of Debentures.”

USE OF PROCEEDS

The proceeds from the sale of the Debentures, approximately NIS 50,227,200 (approximately $15.7 million according to the NIS to US dollars exchange rate at or about the Issuance Date) are held in escrow subject to release at such time, not later than December 31, 2026, if we meet the release conditions described in “Description of Debentures” by December 31, 2026. However, if any debentures are converted prior to our satisfying the release conditions, the proceeds from the sale of debentures that have been converted will be paid to us provided that the amount remaining in the escrow account after the payment to us is not less than the principal amount of the outstanding debentures. We will use any funds paid to us from the escrow account, whether upon conversion of debenture or upon satisfying the release conditions, for working capital and general corporate purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant. The Deed of Trust restricts us from making distributions (which includes dividends) if the aggregate outstanding principal amount of the debentures is NIS 10 million or more, until after the final maturity date of the debentures. In addition, distribution of dividends is not permitted if after making such a distribution we have equity capital of less than NIS 24,000,000 (approximately $6.5 million).

TAXATION

Reference is made the captions “Material Israeli Income Tax Consideration” and “Certain Material U.S. Federal Income Tax Considerations” in Item 10.E. Taxation in our 2024 Annual Report.

DESCRIPTION OF SECURITIES

Our authorized share capital consists of 200,000,000 ordinary shares, par value NIS 0.000216. As of December 31, 2025, we had 109,188,112 ordinary shares outstanding.

A description of our ordinary shares and outstanding warrants can be found in “Description of Securities,” filed as Exhibit 2.1 to our 2024 Annual Report and incorporated by reference herein.

Preferred shares, which are shares with preferential rights relating, among other things, to dividends, voting, liquidation as well as conversion into ordinary shares or other securities, redemption and repayment of share capital, can be created by adoption of a resolution of the shareholders at a general meeting of shareholders at which a quorum is present, by a simple majority of the voting power represented at the meeting in person or by proxy and voting thereon. As of the date of this prospectus, we have no authorized preferred shares. The issuance of preferred shares is also subject to complying with certain requirements under Israeli securities laws and the TASE’s listing rules.

DESCRIPTION OF DEBENTURES

The debentures were issued pursuant to the Deed of Trust dated May 30, 2024, as amended on March 20, 2025 and on December 17, 2025 ,between us and Mishmeret Trust Company Ltd., as trustee, pursuant to a private issuance under Israeli law on December 29, 2025 at a price of NIS 0.872 per debenture in the principal amount of NIS 1.0 pursuant to a private placement report filed with the Israel Securities Authority and the TASE. We issued debentures in the principal amount of NIS 57,600,000 (approximately $18 million according to the NIS to US dollars exchange rate at or about the Issuance Date). Prior to the private issuance, we obtained preliminary commitments from classified investors, who are investors who, under Israeli securities law, do not require the delivery of a prospectus. We received approximately NIS 50,227,200 (approximately $15.7 million according to the NIS to US dollars exchange rate at or about the Issuance Date), which funds are held by the trustee in an escrow account, to be released to us if we meet the release conditions, which are described below, prior to December 31, 2026. The broker for the sale of the debentures is IBI Investment House Ltd, which will receive as compensation 1% of the funds raised which was due upon the issuance of the debentures and has been paid by the Company, 2% upon release of the funds to the Company and 2% upon conversion of the debentures and a payment of NIS 30,000 (approximately $9,000 according to the NIS to US dollars exchange rate at or about the Issuance Date) for expenses.

The debentures were issued in Israel only, to Israeli investors pursuant to the Israel Securities Law, and no debentures were offered or sold to U.S. Persons, as defined in Regulation 902(k) of the Securities Act of 1933, as amended. The debentures are traded on the TASE under the symbol ARBE.C1. The debentures are not traded on any United States stock market.

The debentures bear interest at the annual rate of 6.5% until December 31, 2025 and 4.35% starting January 1, 2026, mature on May 30, 2028 and are convertible into ordinary shares at a conversion rate of NIS 9.53 (approximately $2.95). The conversion right terminates on May 20, 2028, ten days before the maturity date. Interest is payable on the 30th day of each May and November, commencing November 30, 2024 and ending on of May 30, 2028, payable to holders of debentures on a record date set as provided in the Deed of Trust.

Although the debentures are denominated in NIS and payable in NIS, both the principal amount and the interest payment are subject to adjustment based on changes in the exchange rate. The exchange rate on the date of the Deed of Trust was NIS 3.675 per $1.00, which is the base rate. The exchange rate is the representative rate of the dollar advertised by the Bank of Israel. If on any date that interest or principal is payable, the exchange rate is higher or lower than the base rate, there will be a proportional increase or decrease in the amount of the interest or principal payment, as applicable, and we are required to provide the Trustee with any additional funds necessary to pay the differential resulting from an increase in the exchange rate from the base rate.

The release conditions are:

●	We win a tender or contract to supply our products as a single supplier of chips of Imaging Radar (directly or through one of the international Tier 1 manufacturers) to one of ten named major automobile manufacturers.

●	The average closing trading prices of our ordinary shares on Nasdaq is not less than $3.10 per share during 30 consecutive trading days, and the average combined trading volume on NASDAQ and TASE during such 30 trading days is at least 300,000 shares per day.

●	The closing price of our ordinary shares on Nasdaq, on the date we present to the Trustee the documents attesting to the fulfillment of the abovementioned release conditions is not less than $3.10.

If we do not meet the release conditions by December 31, 2026, we will be required to effect an early redemption of the debentures, which will result in the use of the funds in the escrow account to pay the debentures, and we will be required to provide the Trustee such additional funds as are required to pay the interest on the debentures and any additional payment due as a result of the differential in the exchange rate. Any change in the exchange rate does not affect the conversion rights, which are based on the principal amount of the debentures. Notwithstanding the foregoing, in the event that any debentures are converted into ordinary shares, the funds in the escrow account that relate to the converted debentures will be released to us provided that the amount remaining in the escrow account after the payment to us is not less than the principal amount of the outstanding debentures.

The debentures are unsecured obligations, however, the funds held in the escrow account are subject to a security interest in favor of the Trustee for the benefit of the debenture holder. We are prohibited, as long as the debentures are outstanding, from creating or agreeing to create in favor of any third party any floating charge of any rank over all of our present and future property and rights to secure any obligation or debt of any kind, unless either the lien is approved by a special resolution of the debenture holders or we create, in favor of the debenture holders, concurrently with the grant of the lien to the third party, a charge of equal ranking with the lien to the third party which is pari passu with the lien to the third party. We are also prohibited from incurring financial debt (bonds, bank and non-bank credit) except for unsecured financial debt of up to $2,000,000. Financial debt does not include current liabilities in the framework of our current operations and our normal course of business, which are included in our working capital in respect of inventories, supplier obligations and trade receivables. We also have limited rights to issue other series of debentures as long as we are in compliance with the provisions of the Deed of Trust.

We are prohibited from making any distribution with respect to our ordinary shares; except that, this restriction does not apply if the outstanding principal amount of debentures is less than NIS 10 million. Otherwise, we can only make a distribution if, following the distribution, our equity capital is not less than NIS 24,000,000 (approximately $6.5 million).

Pursuant to the Deed of Trust, we must comply with the following two covenants during the term of the Debentures:

●	Our shareholders’ equity shall not fall below $5 million as of the last day of two consecutive quarters.

●	We shall have cash, cash equivalents and short term deposits of not less than $5 million as of the last day of one quarter.

If any of the following events occurs, we may be required to early redeem the debentures following the procedure set forth below:

●	We fail to meet either of the covenants set forth above and have not been granted an extension by the debenture holders.

●	We have met the first of the release conditions and the automobile manufacturer cancels the order unless (i) we present another or additional order and/or (ii) the outstanding principal amount of debentures is less than NIS 10 million.

●	We fail to make a payment due under the Deed of Trust which is not cured within five business days or if we announce our intention not to make payments.

●	We elect to dissolve (other than in connection with a merger) or if a permanent and final liquidation order or an order for a receivership is issued or a temporary liquidation order is issued and not rescinded in 30 days, if we take actions under the Israel Insolvency Law, and if we take similar actions.

●	We breach our substantial obligations under the Deed of Trust and have not cured such breach within 14 days after notice from the Trustee.

●	We do not publish our financial results that are required under applicable law within 30 days of the date such financial results are due.

●	Our business operations has substantially worsened compared to its condition on the date of the offering and there is a real concern that we will not be able to timely repay the debentures.

●	The debentures are delisted on the TASE or trading of the debentures on the TASE is suspended, except for suspensions on grounds of ambiguity and the suspension is not cured or cancelled within 60 days.

●	A foreclosure or charge on substantially all of our assets is imposed and not removed in 45 days.

●	We merge with another entity without prior approval of the debenture holders unless we or the surviving entity has stated, at least ten business days prior to the date of the merger, that there is no reasonable concern that we or the surviving entity, as the case may be, will not be able to meet our obligations towards the debenture holders.

●	We cease to conduct our business or announce our intention to take such action.

●	We change our operations such that our core business does not consist of car radars.

●	If we issue debentures, whether or not identical with the debentures, without complying with the provisions of the Deed of Trust that limit such actions.

If any of the foregoing events occurs, the Trustee is required to convene a meeting of the debenture holders for the purpose of approving a resolution to call for the immediate repayment of the debentures, on ten business days’ notice to us, except that such notice is not required if there is reasonable concern that the giving of notice will impair our ability to immediately repay the debentures. The Trustee shall also call such a meeting on receipt of notice from one or more debenture holders who hold in the aggregate at least 5% of the principal amount of debentures. The Deed of Trust also sets for a procedure for the appointment of debenture holders to grant us an extension of time for complying with the financial covenants of up to 90 days or until the publication of our financial statements, whichever is earlier.

Any payment of principal or interest not made within seven business days from the date such payment is due, for a reason dependent upon us, shall bear interest at the current interest rate plus 5% from the date payment is due until the date of payment.

We have the right to prepay the all of debentures if we effect a going private transaction or enter into a binding agreement to enter into such a transaction, in which event the debentures are convertible into ordinary shares at a conversion price of NIS 9.53 (approximately $2.95). If the TASE delists the debentures because the outstanding principal amount of debentures, which may result from conversions of the debentures, is less than the amount required for listing we are required to redeem the debentures that the debenture holders have sought to be redeemed. In either case, the redemption price is to be the highest of (i) the market value of the debentures; (ii) the principal amount of the debentures and (iii) the cash flow balance of the outstanding debentures in circulation. The cash flow balance is the principal plus the interest that the debentures carry upon forced early redemption (including penalty interest, if applicable) and the accrued currency rate differential, discounted according to the government bond yield (as defined below) plus interest at a rate of 0.9%, calculated on the basis of a daily calculation (365 days a year). The government bond yield means the average yield (gross) to maturity in the seven business day period that ends two business days before the date of the notice of forced early redemption, of two series of US Dollar -denominated bond series of the State of Israel, whose average life is the closest to the average life of the debentures on the relevant date, i.e. one series whose closest average life is higher than the average life of the debentures on the relevant date, and one series whose closest average life is lower than the average life of the debentures on the relevant date, and whose weighted value will reflect the average life of the debentures on the relevant date.

In the event that we purchase debentures for our own account, the debentures are withdrawn from circulation and we may not reissue the debentures If debentures are purchased by a related party, as defined in the Deed of Trust, the related party does not have voting rights with respect to the debentures and the debentures are not counted for determining whether a quorum is present.

The foregoing is a summary of the terms of the debentures, which is qualified in its entirety by reference to the Deed of Trust, an English translation of which is included as an exhibit to the registration statement of which this prospectus is a part. The official text of deed of trust is in Hebrew. The Company’s reports in Israel, including the registration statement and the prospectus (of which the Deed of Trust is an exhibit) relating to the issuance of the debentures, are published by the Company on the website of the Israel Securities Authority at https://www.magna.isa.gov.il.

EXPENSES

Set forth below is an itemization of the total expenses that we expect to incur in connection with this post-effective amendment. All amounts, other than the SEC registration fee, are estimates.

SEC registration fee	$4,430
Legal fees and expenses	40,000
Accounting fees	10,000
Printing fees	1,000
Brokerage fees*	793,765
Miscellaneous expenses	10,179
Total	$859,373

*	This fee, representing 5% of the total amount raised, is payable as follows 1% on the issuance of the debentures, which has been paid, 2% on the funds released from escrow and 2% upon conversion of the debentures.

LEGAL MATTERS

The validity of the ordinary shares issuable pursuant to this prospectus and certain other matters of Israeli law will be passed upon for us by Erdinast, Ben Nathan, Toledano & Co., Tel-Aviv, Israel.

EXPERTS

The consolidated financial statements of Arbe Robotics Ltd. as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website is https://arberobotics.com/. Information contained on, or that can be accessed through, our website or any other website or any social media is expressly not incorporated by reference into and is not a part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information.  Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

1.	Our annual report on Form 20-F for the year ended December 31, 2024, which was filed with the SEC on March 28, 2025;

2.	Our report on Form 6-K furnished to the SEC on May 20, 2025*;

3.	Our report on Form 6-K furnished to the SEC on August 7, 2025**

4.	Our report on Form 6-K and Form 6-K/A furnished to the SEC on each of November 17, 2025 and November 28, 2025 respectively***;

5.	Our reports on Form 6-K furnished to the SEC on each of January 8, 2025, August 15, 2025, September 18, 2025, December 8, 2025, December 22, 2025 and December 30, 2025

6.	Each subsequent annual report on Form 20-F and each current report on Form 6-K, in each case, that we file with or furnish to the SEC on or after the date on this prospectus, except that material furnished is not deemed incorporated by reference unless otherwise stated in the applicable filing.

7.	The description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-40884, filed with the SEC on October 6, 2021, including any amendments or reports filed for the purpose of updating such description.

*	This is incorporated by reference only the consolidated balance sheets at March 31, 2025 and December 31, 2024, the consolidated statements of operations for the three months ended March 31, 2025 and 2024, and the consolidated statements of cash flows for the three months ended March 31, 2025 and 2024, which are included in the Form 6-K which was furnished to the SEC on May 20, 2025.

**	This is incorporated by reference only the consolidated balance sheets at June 30, 2025 and December 31, 2024, the consolidated statements of operations for the six months ended June 30, 2025 and 2024, and the consolidated statements of cash flows for the six months ended June 30, 2025 and 2024, which are included in the Form 6-K which was furnished to the SEC on August 7, 2025.

***	These are incorporated by reference only the consolidated balance sheets at September 30, 2025 and December 31, 2024, the consolidated statements of operations for the nine months ended September 30, 2025 and 2024, and the consolidated statements of cash flows for the nine months ended September 30, 2025 and 2024, which are included in the Form 6-K which was furnished to the SEC on November 17, 2025.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus including all such documents we may file with the SEC after the effective date of registration statement of which this prospectus is a part, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

All of these documents are available at the SEC’s website, www.sec.gov. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Corporate Secretary

Arbe Robotics Ltd.

HaHashmonaim St. 107

Tel Aviv-Yafo

Israel

Telephone: +972-73-7969804, ext. 200

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

Service of process upon us and upon our directors and officers, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Cogency Global Inc., as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

●	the judgment was rendered by a court of competent jurisdiction, according to the laws of the state in which the judgment is given

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted; and

●	the judgment is not contrary to public policy of Israel.

Even if such conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the prevailing law of the foreign state in which the judgment is rendered does not allow for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the defendant did not have a reasonable opportunity to be heard and to present his or her evidence, in the opinion of the Israeli court;

●	the enforcement of the civil liabilities set forth in the judgment is likely to impair the security or sovereignty of Israel;

●	the judgment was obtained by fraud;

●	the judgment was rendered by a court not competent to render it according to the rules of private international law prevailing in Israel;

●	the judgment conflicts with any other valid judgment in the same matter between the same parties; or

●	an action between the same parties in the same matter was pending in any Israeli court or tribunal at the time at which the lawsuit was instituted in the foreign court.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

INDEMNIFICATION

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our amended and restated articles of association or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Indemnification of Directors and Officers.

Exemption. Under the Israeli Companies Law, a company may not exempt an Office Holder from liability for a breach of the duty of loyalty or from liability arising out of a prohibited distribution to shareholders. Our Articles of Association allow us to exempt in advance, an Office Holder from liability towards the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care other than a breach of the duty of loyalty or from liability arising out of a prohibited distribution to shareholders. An ‘Office Holder’ is defined in the Israeli Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director and any other manager directly subordinate to the general manager.

Indemnification. Under the Israeli Companies Law, a company may indemnify an Office Holder in respect of the following liabilities and expenses incurred by him\her for acts performed as an Office Holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

●	a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an Office Holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount.

●	reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder in connection with a monetary sanction or as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such Office Holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her in lieu of criminal proceedings or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the Office Holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the Office Holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent.

We provide our directors and other Office Holders with the maximum indemnity permitted by the Israeli Companies Law.

D&O Insurance. Under the Israeli Companies Law, a company may insure an Office Holder against the following liabilities incurred for acts performed as an Office Holder if and to the extent provided in the Company’s articles of association:

●	a breach of the duty of loyalty, provided that the Office Holder acted in good faith and had reasonable grounds to assume that the act that resulted in such breach would not prejudice the interests of the company;

●	a breach of duty of care to the company or to any other person;

●	a financial liability imposed on such Office Holder in respect to his or her capacity as an Office Holder in favor of any other person; and

●	any other event, occurrence, matter or circumstances under any law with respect to which the company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in the articles of association, then such provision is deemed to be included and incorporated by reference (including, without limitation, in accordance with section 56h(b)(1) of the Securities Law, if and to the extent applicable, Section 50P of the Competition Law).

Limitations on Exemption, Insurance, and Indemnification. Under the Israeli Companies Law, a company may not indemnify, exculpate, or insure an Office Holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the Office Holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the Office Holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeiture levied against the Office Holder.

Required Approvals. Under the Israeli Companies Law, generally, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors and the CEO, also by the general meeting of the shareholders, unless any exemption is applicable to the circumstances thereunder.

Our Restated Articles permit us to exempt, indemnify and insure our Office Holders to the extent permitted by law and the Restated Articles. The Office Holders are currently covered by a directors and officers’ liability insurance policy.

Insurance, Indemnification and Release. Our Compensation Committee has approved the purchase and the periodic renewal of insurance coverage in respect of the liability of its Office Holders currently in office and any additional or other Office Holders as may be appointed from time to time in the future, which will include coverage with respect to any public offering of shares or other securities of the Company, to the maximum extent permitted by law, generally providing for up to $10 million in coverage.

We have also entered into indemnification agreements with each of our directors and Office Holders. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company. The maximum indemnification amount set forth in such agreements is limited to the greater of (i) 25% of our shareholders’ equity on a consolidated basis, based on the most recent financial statements made publicly available before the date on which the indemnity payment is made; and (ii) $25 million. The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.

There is no pending litigation or proceeding against any of our Office Holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any Office Holder.

In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 9. Exhibits

Exhibit No.	Description
3.1	Amended and Restated Articles of Association of Arbe (1)
4.1	English translation (unofficial) of the Deed to Trust dated May 30, 2024(2)
4.2	English translation (unofficial) to Amendment No. 1 of the Deed of Trust dated March 20, 2025
4.3	English translation (unofficial) to Amendment No. 2 of the Deed of Trust dated December 22, 2025
5.1	Opinion of Erdinast, Ben Nathan, Toledano & Co.
23.1	Consent of Somekh Chaikin Member Firm of KPMG International
23.2	Consent of Erdinast, Ben Nathan, Toledano & Co. (included in Exhibit 5.1)
24.1	Power of attorney (included on signature page)
107	Filing fee table

(1)	Filed as an exhibit to the Report on Form 6-K, filed by Arbe with the SEC on November 4, 2024 (document 241424335), and incorporated herein by reference.
(2)	Filed as an exhibit to the issuer’s Report on Form 6-K/A, which was filed with the SEC on June 18, 2024, and incorporated herein by reference. The official text of deed of trust is in Hebrew. The Company’s reports in Israel, including the registration statement and the prospectus (of which the Deed of Trust is an exhibit) relating to the issuance of the debentures, are published by the Company on the website of the Israel Securities Authority at https://www.magna.isa.gov.il.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tel Aviv-Yafo, Israel, on the 20th day of January, 2026

Arbe Robotics Ltd.

By:	/s/ Jacob (Kobi) Marinka
Jacob (Kobi) Marinka
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Jacob (Kobi) Marinka and Karine Pinto-Flomenboim, each acting alone, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jacob (Kobi) Marinka	Chief Executive Officer and Director	January 20, 2026
Jacob (Kobi) Marinka	(Principal Executive Officer)

/s/ Karine Pinto-Flomenboim	Chief Financial Officer	January 20, 2026
Karine Pinto-Flomenboim	(Principal Financial and Accounting Officer)

/s/ Yair Shamir	Director	January 20, 2026
Yair Shamir

/s/ Chris Van Dan Elzen	Director	January 20, 2026
Chris Van Dan Elzen

/s/ Boaz Schwartz	Director	January 20, 2026
Boaz Schwartz

/s/ Noam Arkind	Director	January 20, 2026
Noam Arkind

/s/ E. Scott Crist	Director	January 20, 2026
E. Scott Crist

/s/ Yonina Eldar, Ph.D.	Director	January 20, 2026
Yonina Eldar, Ph.D.

/s/ Thilo Koslowski	Director	January 20, 2026
Thilo Koslowski

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Arbe Robotics Ltd. has signed this registration statement in the city of New York, New York on the 20th day of January, 2026.

Authorized Representative in the United States

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.